Exhibit 15.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148663, Form S-8 No. 333-142963 and Form S-8 No. 333-119616) of our report dated May 9, 2008, relating to the consolidated financial statements of GigaMedia Limited (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (Revised 2004), Share-Based Payment), and the effectiveness of GigaMedia Limited’s internal control over financial reporting, which appears on page F-1 in this Annual Report on Form 20-F of GigaMedia Limited for the year ended December 31, 2007.

/s/ GHP HORWATH, P.C.
Denver, Colorado June 26, 2008